EXHIBIT 99.1


                  MULTI-MARKET RADIO COMPLETES EXCHANGE OFFER


NEW YORK, November 7, 1996 -- Multi-Market Radio, Inc. (NASDAQ:RDIOA) today announced that its offer to exchange an aggregate of 368,000 shares of its Class A Common Stock for all of its 1,840,000 Class B Warrants was completed at 5:00 PM on November 6, 1996. 1,090,540, or 59.3% of the total outstanding Class B Warrants, were tendered in exchange for 218,108 shares of its Class A Common Stock. Pursuant to the pending Merger Agreement between Multi-Market Radio, Inc. and SFX Broadcasting, Inc. (NASDAQ:SFXBA), the consideration to be received by Multi-Market Radio, Inc. shareholders was to be reduced in the event that fewer than 50% of the Class B Warrants were tendered. As a result of the outcome of the Exchange Offer, there will be no such adjustment. The merger is expected to close immediately following Multi-Market Radio, Inc.'s Special Meeting and SFX Broadcasting, Inc.'s Annual Meeting each of which will be held on November 22, 1996.

On November 5, 1996, the last sale prices of the shares of Class A Common Stock and the Class B Warrants on the Nasdaq National Market were $11.375 and $2.25, respectively.

Multi-Market Radio, Inc., headquartered in New York City, currently owns or sells advertising on behalf of nine radio stations in five markets.